Exhibit 4.4

LPL Investment Holdings Inc.

ADVISOR INCENTIVE PLAN

1.             DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.

2.             PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Awards.

3.             ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan.  Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.             LIMITS ON AWARDS UNDER THE PLAN

(a)           Number of Shares.  At the Effective Date, the maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan, taking into account the Stock Options issued under the 2008 Stock Option Plan (the “Employee Plan”) and any Warrants issued under the 2008 Financial Institution Incentive Plan (the “Financial Institution Plan”), shall be two (2%) of the Stock (determined at such date on a fully diluted basis).  On the first anniversary of the Effective Date, such maximum number of shares of Stock available to be delivered in satisfaction of Awards under the Plan, taking into account the Stock Options issued under the Employee Plan and any Warrants issued under the Financial Institution Plan, shall be increased by an additional two (2%) percent of the Stock (determined at such date on a fully diluted basis).  On each of the second and third anniversaries of the Effective Date, the maximum number of Shares available to be delivered in satisfaction of Awards under the Plan, taking into account the Stock Options issued under the Employee Plan and the Warrants issued under the Financial Institution Plan, shall be increased by an additional two and one-half (2-1/2%) percent of the Stock, (determined on each such date on a fully diluted basis).  Shares of Stock that are subject to Awards that have been terminated, cancelled or forfeited upon termination of Service under Section 6(a)(4) without becoming exercisable shall be available again for future grant under the Plan.  The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award.  Stock issued under awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.  No Awards shall be granted under the Plan following an IPO.

(b)           Type of Shares.  Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company.  No fractional shares of Stock will be delivered under the Plan.

5.             ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those persons who are advisors or registered representatives of the Company or its Affiliates, or provide key services, who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.

6.             RULES APPLICABLE TO AWARDS

(a)           All Awards

(1)  Provisions.  The Administrator will determine the terms of all Awards, subject to the limitations provided herein.  By accepting (or, under such rules as the Administrator may prescribe, being deemed to have accepted) an Award, the Participant agrees to the terms of the Award and the Plan.  Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.

(2)  Term of Plan.  No Awards may be made after January 1, 2018, but previously granted Awards may continue beyond that date in accordance with their terms.

(3)  Transferability.  Awards, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), may be transferred only by will or by the laws of descent and distribution, and during a Participant’s lifetime, except as the Administrator otherwise expressly provides in accordance with the second sentence of this Section 6(a)(3), may be exercised only by the Participant.  The Administrator may permit Awards to be transferred by gift, subject to such limitations as the Administrator may impose.

(4)  Vesting, Etc.   The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award will remain exercisable.  Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.  Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the termination of the Participant’s Service, each Award that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, except that:

(A)  subject to (B), (C), and (D) below, all Awards held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the

Participant’s Service, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of 90 days or (ii) the period ending on the latest date on which such Award could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;

(B)  all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death or total and permanent disability (as determined by the Administrator in its sole discretion), to the extent then exercisable, will remain exercisable for the lesser of (i) the one-year period ending with the first anniversary of the Participant’s death or the date on which the Participant becomes so disabled or (ii) the period ending on the latest date on which such Award could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate

(C)  all Stock Options held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s Service by reason of Retirement, to the extent then vested and exercisable, will remain exercisable for the shorter of (i) the two-year period ending with the second anniversary of the Participant’s Retirement or (ii) the period ending on the Final Exercise Date, and will thereupon terminate; provided that all Stock Options will terminate immediately in the even the Board determines that the Participant is no longer Retired and is conducting broker-dealer or investment advisory activities for any fee, commission, or other consideration without the Company’s consent; and

(D)  all Awards held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the termination of the Participant’s Service will immediately terminate upon such termination if the Administrator in its sole discretion determines that such termination of Service is for Cause or that the Participant is not in compliance with any non-competition or non-solicitation or non-disclosure agreement with the Company.

(5)  Taxes.  The Administrator will make such provision for the withholding and payment of taxes as it deems necessary.  Such taxes shall be remitted to the Company by cash or check acceptable to the Administrator or by other means acceptable to the Administrator.

(6)  Dividend Equivalents, Etc.  The Administrator may in its sole discretion provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.  Any payment of dividend equivalents or similar payments shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A.

(7)  Rights Limited.  Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan.  The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Service for any reason, even if the termination is in violation of an obligation of the Company or any Affiliate to the Participant.

(8)  Coordination with Other Plans.  Award under the Plan may be granted in tandem with, or in satisfaction of or substitution for, other awards made under other compensatory plans or programs of the Company or its Affiliates.  For example, but without limiting the generality of the foregoing, awards under other compensatory plans or programs of the Company or its Affiliates may be settled in Stock if the Administrator so determines, in which case the shares delivered shall be treated as awarded under the Plan (and shall reduce the number of shares thereafter available under the Plan in accordance with the rules set forth in Section 4).

(9)  Section 409A.  Each Award shall contain such terms as the Administrator determines, and shall be construed and administered, such that the Award either (i) qualifies for an exemption from the requirements of Section 409A to the extent applicable, or (ii) satisfies such requirements.

(10)  Certain Requirements of Corporate Law.  Awards shall be granted and administered consistent with the requirements of applicable Delaware law relating to the issuance of stock and the consideration to be received therefor, and with the applicable requirements of the stock exchanges or other trading systems on which the Stock is listed or entered for trading, in each case as determined by the Administrator.

(11)  Stockholders Agreement. Unless otherwise specifically provided, all Awards issued under the Plan and all Stock issued thereunder will be subject to the Stockholders Agreement.

(b)           Award Exercise.

(1)  Time And Manner Of Exercise.  Unless the Administrator expressly provides otherwise, an Award will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award.  If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2)  Exercise Price.  The exercise price of each Award requiring exercise shall be 100% of the Fair Market Value of the Stock subject to the Award, determined as of the date of grant, or such other amount as the Administrator may determine in connection with the grant.

(3)  Payment Of Exercise Price.  Where the exercise of an Award is to be accompanied by payment, payment of the exercise price shall be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a Fair Market Value equal to the exercise price, (ii) through the withholding of shares of Stock otherwise to be delivered upon exercise of the Award whose Fair Market Value is equal to the aggregate exercise price of the Award being exercised, (iii) by other means acceptable to the Administrator, or (iv) by any combination of the foregoing permissible forms of payment.  The delivery of shares in payment of the exercise price under clause (i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4)  Maximum Term.  Awards will have a maximum term not to exceed ten (10) years from the date of grant.

7.             EFFECT OF CERTAIN TRANSACTIONS

(a)           Mergers, etc.  Except as otherwise provided in an Award, the following provisions shall apply in the event of a Change in Control:

(1)   Assumption or Substitution.  If the Change in Control is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new stock options in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.

(2)   Cash-Out of Awards.  If the Change in Control is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator may provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion, in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines; provided, that the Administrator shall not exercise its discretion under this Section 7(a)(2) with respect to an Award or portion thereof providing for “nonqualified deferred compensation” subject to Section 409A in a manner that would constitute an extension or acceleration of, or other change in, payment terms if such change would be inconsistent with the applicable requirements of Section 409A.

(3)  Acceleration of Certain Awards.  If the Change in Control (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award will become fully exercisable and such shares will be delivered, prior to the Change in Control, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Change in Control; provided, that to the extent acceleration pursuant to this Section 7(a)(3) of an Award subject to Section 409A would cause the Award to fail to satisfy the requirements of Section 409A, the Award shall not be accelerated and the Administrator in lieu thereof shall take such steps as are necessary to ensure that payment of the Award is made in a medium other than Stock and on terms that as nearly as possible, but taking into account adjustments required or permitted by this Section 7, replicate the prior terms of the Award.

(4)  Termination of Awards Upon Consummation of Change in Control.  Each Award will terminate upon consummation of the Change in Control, other than the following:  (i) Awards assumed pursuant to Section 7(a)(1) above; and (ii) Awards converted pursuant to the proviso in Section 7(a)(3) above into an ongoing right to receive payment other than Stock.

(b)           Changes in and Distributions With Respect to Stock

(1)  Basic Adjustment Provisions.  In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator shall make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2)  Certain Other Adjustments.  The Administrator may also make adjustments of the type described in Section 7(b)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the requirements of Section 409A, where applicable.

(3)  Continuing Application of Plan Terms.  References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.             LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will use reasonable best efforts to satisfy applicable legal requirements for the issuance of shares of Stock pursuant to the exercise of any Award.  The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived.  If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act.  The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.             AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect materially and adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award.  Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code), as determined by the Administrator.

10.          OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

11.          MISCELLANEOUS

(a)           Waiver of Jury Trial.  By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.  By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b)           Limitation of Liability.  Notwithstanding anything to the contrary in the Plan, neither the Company, nor any Affiliate, nor the Administrator, nor any person acting on behalf of the Company, any Affiliate, or the Administrator, shall be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code.

12.          ESTABLISHMENT OF SUB-PLANS

The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable blue sky, securities or tax laws of various jurisdictions.  The Board shall establish such sub-plans by adopting supplements to the Plan setting forth (i) such limitations on the Administrator’s discretion under the Plan as the Board deems necessary or desirable and (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction that is not affected.

EXHIBIT A

Definition of Terms

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”:  The Board, except that the Board may delegate its authority under the Plan to a committee of the Board, in which case references herein to the Board shall refer to such committee.  The Board may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; and (ii) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate.  In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.

“Affiliate”:  Any corporation or other entity that stands in a relationship to the Company that would result in the Company and such corporation or other entity being treated as one employer under Section 414(b) and Section 414(c) of the Code, except that in determining eligibility for the grant of an Award by reason of service for an Affiliate, Sections 414(b) and 414(c) of the Code shall be applied by substituting “at least 50%” for “at least 80%” under Section 1563(a)(1), (2) and (3) of the Code and Treas. Regs.
§ 1.414(c)-2; provided, that to the extent permitted under Section 409A, “at least 20%” shall be used in lieu of “at least 50%”; and further provided, that the lower ownership threshold described in this definition (50% or 20% as the case may be) shall apply only if the same definition of affiliation is used consistently with respect to all compensatory stock options or stock awards (whether under the Plan or another plan). The Company may at any time by amendment provide that different ownership thresholds (consistent with Section 409A) apply but any such change shall not be effective for twelve (12) months.

“Award”:  Stock Option.

“Board”:  The Board of Directors of the Company.

“Cause”:  In the case of any Participant, unless otherwise set forth in a Participant’s Award or service agreement, a termination of service for cause as determined by the Administrator after consultation with the principal compliance officer.

“Code”:  The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Company”:  LPL Investment Holdings Inc.

“Change in Control”:  The consummation of (i) any consolidation or merger of the Company with or into any other Person, or any other corporate reorganization, transaction or transfer of securities of the Company by its stockholders, or series of related transactions (including the acquisition of capital stock of the Company), whether or not the Company is a party thereto, in which the stockholders of the Company immediately prior to such consolidation, merger, reorganization or transaction, own, directly or indirectly, capital stock either (A)

representing directly or indirectly through one or more entities, less than fifty percent (50%) of the equity economic interests in or voting power of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction or (B) that does not directly, or indirectly through one or more entities, have the power to elect a majority of the entire board of directors or other similar governing body of the Company or other surviving entity immediately after such consolidation, merger, reorganization or transaction, (ii) any transaction or series of related transactions, whether or not the Company is party thereto, after giving effect to which in excess of fifty percent (50%) of the Company’s voting power is owned directly, or indirectly through one or more entities, by any person and its “affiliates” or “associates” (as such terms are defined in the Exchange Act Rules) or any “group” (as defined in the Exchange Act Rules) other than, in each case, the Company or an affiliate of the Company immediately following the Closing, or (iii) a sale or other disposition of all or substantially all of the consolidated assets of the Company (each of the foregoing, a “Business Combination”), provided that, notwithstanding the foregoing, the following transactions shall in no event constitute a Change in Control: (A) a Business Combination following which the individuals or entities who were beneficial owners of the outstanding securities entitled to vote generally in the election of directors of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, 50% or more of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction or (B) an IPO.

“Effective Date”: January 1, 2008.

“Fair Market Value”: As defined in the Stockholders Agreement consistent with the applicable requirements of Section 409A.

“IPO”: An underwritten public offering and sale of Stock for cash pursuant to an effective registration statement filed by the Company.

“Participant”:  A person who is granted an Award under the Plan.

“Plan”:  The LPL Investment Holdings Inc. Advisor Incentive Plan as from time to time amended and in effect.

“Retirement”: Retirement from the securities industry upon attainment of age sixty-five (65) and completion of five (5) years of continuous Service with the Company.

“Section 409A”:  Section 409A of the Code.

“Service”:  A Participant’s service relationship with the Company and its Affiliates.  Service will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is providing services in a capacity described in Section 5 to the Company or its Affiliates.  If a Participant’s service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Service will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Service to the Company or its remaining Affiliates.

“Sponsors”: Shall have the meaning set forth in the Stockholders Agreement.

“Stock”:  Common Stock of the Company, par value $0.001 per share.

“Stock Option”: A nonstatutory stock option entitling the holder to acquire shares of Stock upon payment of the exercise price.

“Stockholders Agreement”: Stockholders Agreement, dated as of December 28, 2005 among the Company and certain Affiliates, stockholders and certain Participants, as amended from time to time.

“Warrant”: A subscription warrant entitling the holder to acquire shares of Stock upon payment of the exercise price.